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                        SPELLING ENTERTAINMENT GROUP INC.
             EXHIBIT 11 - COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            Three Months Ended
                                                                  March 31,
                                                            1998           1997
                                                           -------        -------
Net income                                                 $ 1,614        $   728
                                                           =======        =======

Shares:
   Basic shares - weighted average of common shares
   outstanding                                              91,740         90,720
   Additional shares assuming conversion of stock
   options and warrants                                        983             35
                                                           -------        -------
Diluted shares                                              92,723         90,755
                                                           =======        =======

Net income per common share:
   Basic                                                   $  0.02        $  0.01
   Diluted                                                 $  0.02        $  0.01
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